Exhibit 99.(a)(1)

CERTIFICATE OF FORMATION

OF

Macquarie Energy Transition Infrastructure Fund, LLC

This Certificate of Formation of Macquarie Energy Transition Infrastructure Fund, LLC (the “Company”), dated as of June 12, 2024, is being duly executed and filed by Ruth Goodstein, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Macquarie Energy Transition Infrastructure Fund, LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Ruth Goodstein
Name:	Ruth Goodstein
Title:	Authorized Person